UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event
reported): August 13, 2009
GRAPHIC PACKAGING HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-33988	26-0405422

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

814 Livingston Court
Marietta, Georgia 30067
(Address of principal executive offices)
(770) 644-3000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          On August 13, 2009, Graphic Packaging International, Inc. (“GPII”), a wholly-owned subsidiary of Graphic Packaging Holding Company (the “Company”), together with the Company, Graphic Packaging Corporation and certain subsidiaries of GPII, entered into a purchase agreement (the “Purchase Agreement”) with Banc of America Securities LLC, as the initial purchaser (the “Initial Purchaser”). Pursuant to the Purchase Agreement, GPII agreed to sell $180.0 million aggregate principal amount of 9.50% Senior Notes due 2017 (the “Senior Notes”) to the Initial Purchaser in a private placement in reliance on Rule 144A and Regulation S under the Securities Act of 1933, as amended, at a price to investors of 103.0% of the principal amount of the Senior Notes, giving the Senior Notes an effective yield to maturity of 8.95%. The closing for the sale of the Senior Notes is subject to customary conditions and is expected to occur on or about August 20, 2009. The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions whereby GPII, on the one hand, and the Initial Purchaser, on the other hand, have agreed to indemnify each other against certain liabilities and will contribute to payments the other party may be required to make in respect thereof.
          The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.
Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
          The proceeds from the offering of the Senior Notes will be used to redeem the remaining approximately $180.0 million aggregate principal amount of GPII’s 8.50% senior notes due 2011, to pay accrued and unpaid interest on the 2011 notes and to pay fees and expenses incurred in connection with the offering and the redemption. On August 13, 2009, GPII announced that it had delivered notice to U.S. Bank National Association, the indenture trustee of the 2011 notes, of its election to redeem the remaining outstanding balance of the 2011 notes at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date (the “Redemption Price”). Under the terms of the indenture, the notes are redeemable at par at GPII’s option beginning August 15, 2009. The notes will be redeemed in accordance with their terms and GPII expects the redemption to occur on or about September 13, 2009 (the “Redemption Date”). On the Redemption Date, the Redemption Price will become due and payable, and interest on the 2011 notes will cease to accrue. Following this redemption and the redemption of approximately $20.0 million aggregate principal amount of the 2011 notes previously announced on August 4, 2009, all of GPII’s 2011 notes will have been paid in full. For additional information, please see a copy of the press release announcing the redemption of the 2011 notes filed as Exhibit 99.2 to this Current Report on Form 8-K and incorporated by reference into this Item 2.04.
Item 8.01. Other Events.
          On August 13, 2009, GPII issued press releases announcing the offering of the Senior Notes, the entry into the above referenced Purchase Agreement and announcing that it has provided notice to U.S. Bank National Association, the indenture trustee for its 8.50% senior notes due 2011, of its election to redeem all of its remaining outstanding 2011 notes. Copies of the press releases are attached hereto as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K and are incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
10.1	Purchase Agreement, dated August 13, 2009, among GPII, the Company, Graphic Packaging Corporation, the other Guarantors party thereto, and Banc of America Securities LLC.

99.1	Press release dated August 13, 2009.

99.2	Press release dated August 13, 2009.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ Stephen A. Hellrung
Stephen A. Hellrung
Date: August 14, 2009		Senior Vice President, General Counsel and Secretary